CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
LYFT, INC.
Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware
Lyft, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:
1. Article IV of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 2, 2019 (the “Restated Certificate”) provides, among other things, that the total number of shares of common stock that the Corporation shall have authority to issue is 18,100,000,000, consisting of (i) 18,000,000,000 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”) and (ii) 100,000,000 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”). The total number of shares of preferred stock authorized to be issued is 1,000,000,000 shares, par value $0.00001 per share.
2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Section 5 of Article V of the Restated Certificate.
3. Section 9 of Article V of the Restated Certificate provides that no shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
4. The Board of Directors of the Corporation has adopted resolutions retiring 12,779,709 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were previously issued but not outstanding following the Conversion.
5. Upon the effectiveness of this Certificate of Retirement, the Restated Certificate shall be amended so as to (a) reduce the total number of authorized shares of the common stock of the Corporation by 12,779,709, such that the total number of authorized shares of common stock the Corporation shall be 18,087,220,291, and (b) reduce the number of authorized shares of Class B Common Stock by 12,779,709, such that the number of authorized shares of Class B Common Stock shall be 87,220,291.
IN WITNESS WHEREOF, Lyft, Inc. has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of August 15, 2025.

John David Risher
Chief Executive Officer